Exhibit 10.2

Fifth Amendment to Amended and Restated PCS Services Agreement

Between Sprint Spectrum L.P. and Virgin Mobile USA, L.P.

This Fifth Amendment (“Fifth Amendment”) is made to that certain Amended and Restated PCS Services Agreement between Sprint Spectrum L.P. (“Sprint PCS”) and Virgin Mobile USA, L.P. (formerly Virgin Mobile USA, LLC) (“VMU”) dated October 16, 2007, as amended, (the “PCS Services Agreement”). The following modified and added terms and conditions are made a part of the Agreement commencing on the Acquisition Closing Date, as defined in the Recitals below (“Fifth Amendment Commencement Date”). Capitalized terms not defined in this Amendment are defined in the PCS Services Agreement.

Recitals

Sprint and EarthLink, Inc. previously entered into that certain PCS Services Agreement, dated June 18, 2004, which was assigned to Helio LLC (f/k/a SK-EarthLink LLC) (“Helio”) on March 23, 2005 (as assigned and amended, the “Helio Agreement”), whereby Helio purchases PCS Service (as defined therein) from Sprint PCS, and resells the PCS Service to Helio’s end user customers under the terms and conditions contained in the Helio Agreement.

Contemporaneously herewith, VMU is entering into a definitive agreement with Helio to acquire Helio’s assets, including its end user customers (the “Acquisition Agreement”). On the date the Acquisition Agreement closes (“Acquisition Closing Date”), this Fifth Amendment will become effective, Helio’s end user customers under the Helio Agreement will become End Users under the PCS Services Agreement, and the Helio Agreement will be terminated.

1.	Notwithstanding anything contained in the PCS Services Agreement or this Fifth Amendment to the contrary, if the Acquisition Closing Date does not occur on or before October 31, 2008, then this Fifth Amendment shall become null and void, and deleted in its entirety.

2.	Section 1 (Definitions) of the PCS Services Agreement is amended as follows:

A.	The following new definitions are added:

“BMF” or “Business Mobility Framework” means the interface point between a control-plane location application and the Sprint PCS Network.

“Control-Plane Application Server” means an application server for Control-Plane LBS provided by VMU that resides on either VMU’s or its third party provider’s network.

“Control-Plane LBS” means control-plane location based services that allow an End User with a Control-Plane Requesting Device to obtain geographically relevant information for either (i) such End User’s Control-Plane Target Handset, or (ii) another End User’s Control-Plane Target Handset, in near real time, as described in more detail in the Agreement, Schedule 1.0 and the Operations Manual.

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“Control-Plane Location Application” means an application utilizing control-plane location technology residing on the Control-Plane Application Server that is accessed by a Control-Plane Requesting Device, which then connects to the Sprint PCS BMF to request location information for a Control-Plane Target Handset. When the requested location information is provided through the Sprint PCS BMF to the Control-Plane Location Application, it then returns the location information to the Control-Plane Requesting Device. VMU must ensure that its Control-Plane Location Applications use Sprint PCS’ then-current version of the BMF interface as the same may change from time to time, including upgrading to a new BMF interface version if Sprint PCS upgrades to a new BMF interface version.

“Control-Plane Location Look-Up” means the process whereby: (i) a Control-Plane Requesting Device initiates a request for location information for a Control-Plane Target Handset by accessing a Control-Plane Location Application, (ii) the Control-Plane Location Application then sends the location information request through the Control-Plane Application Server to the Sprint PCS BMF, (iii) the Sprint PCS BMF then utilizes the Control-Plane Location Platform to determine the approximate location of the Control-Plane Target Handset via assisted GPS, triangulation, time difference of arrival, or cell sector, and returns corresponding latitude/longitude/accuracy/ time components to the Control-Plane Location Application, and (iv) the Control-Plane Location Application then returns the location information for the Control-Plane Target Handset to the Control-Plane Requesting Device.

“Control-Plane Location Platform” means the hardware, software and systems that are part of the Sprint PCS Network to enable a Control-Plane Location Look-Up for a Control-Plane Target Handset.

“Control-Plane Requesting Device” means either: (i) an End User handset that is approved on the Sprint PCS Network, or (ii) any device, that has authorization to request location information for a Control-Plane Target Handset by accessing a Control-Plane Location Application through the Control-Plane Application Server, as described in more detail in the Agreement and the Operations Manual.

“Control-Plane Target Handset” means an End User’s handset or device that supports the “Idle Mode Query” capability and is approved on the Sprint PCS Network, for which a Control-Plane Requesting Device can request location information. The ability for an End User’s Control-Plane Target Handset to be located or not located (blocked) will be determined through an “opt in”, “opt out” type process that VMU will make available through either the End User’s Control-Plane Target Handset or a Control-Plane Location Application.

“SMS” or “Short Messaging Service” means short alphanumeric messages using Sprint PCS’ short message gateway and service center.

“Sprint 2G Data Service” means the following 2G PCS Service: (i) browsing the Internet using a browser-enabled, data-compatible handset; or (ii) other Sprint PCS provided data connectivity described in this Agreement.

“Sprint 3G Data Transport Service” means the transmission of data packets using Sprint PCS’ CDMA 1xRTT and EVDO packet data switching network.

“Travel 3G Data Transport” means (i) End User 3G Data Transport usage on Sprint PCS Service Provider Affiliate Networks for End Users with MIN’s assigned within the Sprint PCS Network coverage that is not Sprint PCS Service Provider Affiliate Network coverage;

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and (ii) End User 3G Data Transport usage on the Sprint PCS Network (that is not Sprint PCS Service Provider Affiliate Network coverage) or another Sprint PCS Service Provider Affiliate Network by End Users with MIN’s assigned within a Sprint PCS Service Provider Affiliate Network coverage area.

“Travel MOU” means (i) End User voice PCS Service or Sprint 2G Data Service minutes of use on Sprint PCS Service Provider Affiliate Networks for End Users with MIN’s assigned within the Sprint PCS Network coverage that is not Sprint PCS Service Provider Affiliate Network coverage; and (ii) End User voice PCS Service or Sprint 2G Data Service minutes of use on the Sprint PCS Network (that is not Sprint PCS Service Provider Affiliate Network coverage) or another Sprint PCS Service Provider Affiliate Network by End Users with MIN’s assigned within a Sprint PCS Service Provider Affiliate Network coverage area.

“User-Plane LBS” means user-plane location based services that allow an End User to obtain geographically relevant information only for such End User’s own handset, in near real time, where requests for location information for an End User’s handset may only be initiated from such End User’s own handset, as described in more detail in the Agreement, Schedule 1.0 and the Operations Manual.

“User-Plane Location Application” means an application that utilizes user-plane location technology to provide services on a User-Plane Location Handset and uses the location information provided through a User-Plane Location Look-Up.

“User-Plane Location Handset” means a handset or device that: (i) has a QualComm 6100 series (or greater) chipset (or another manufacturer’s comparable chipset), (ii) runs the Java MIDP 2.0 (or higher) software version, (iii) is GPS capable, and (v) is certified on the Sprint PCS Network as described in more detail in the Agreement.

“User-Plane Location Look-Up” means the process whereby the User-Plane Location Platform, after receiving a request for location information from a User-Plane Location Handset utilizing a User-Plane Location Application, determines the approximate location of such User-Plane Location Handset via assisted GPS, triangulation, time difference of arrival, or cell sector, and returns corresponding latitude/longitude/accuracy/ time components to the User-Plane Location Handset.

“User-Plane Location Platform” means the hardware, software and systems that are part of the Sprint PCS Network to enable a User-Plane Location Look-Up for a User-Plane Location Handset.

B.	The following definitions are deleted:

•	“Airtime Pricing Matrix”

•	“Churn”

•	“Cost of Capital”

•	“Cost of Service”

•	“Cost of Service Formula” or “Formula”

•	“End User Lifetime Value”

•	“Margin”

•	“Subscribers”

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C.	The definition of “Customized Service Costs” is deleted in its entirety and replaced with the following:

“Customized Service Costs” means all costs related to the provision and use of a Customized Service developed for use by VMU, plus a commercially reasonable margin not to exceed 30%, as mutually agreed upon by the parties. Customized Service Costs are distinguished from, incremental to and not duplicative of PCS Service charges described in Schedule 1.0 to this Agreement and Implementation Costs for which VMU is also liable.

D.	The definition of “Implementation Costs” is deleted in its entirety and replaced with the following:

“Implementation Costs” are all costs incurred by Sprint PCS (internal resources and third party charges) to launch any service or platform (including any Customized Service), including analysis, planning, development, implementation, and testing, plus a commercially reasonable margin as set forth in the applicable Work Order. No costs will be included as both Implementation Costs and as PCS Service charges as described in Schedule 1.0 to this Agreement or as a Customized Service Cost. Implementation Costs may include costs incurred before the Effective Date of this Agreement.

E.	The definition of “MOU” is deleted in its entirety and replaced with the following:

“MOU” has the meaning assigned to the term in Schedule 1.0.

F.	The definition of “PCS Service” is deleted in its entirety and replaced with the following:

“PCS Service” means the PCS service provided to VMU by Sprint PCS pursuant to this Agreement. PCS Service does not include Roaming.

G.	The definition of “Successor Network” is deleted in its entirety and replaced with the following:

“Successor Network” means a wireless, mobile voice and data network that Sprint PCS (together with any of its Affiliates) owns and controls, but does not include the iDEN network. For purposes of clarification, Successor Network does not include any third party network that Sprint PCS or its Affiliates may have access to by virtue of contractual relationship with a third party, through roaming relationships or otherwise, unless otherwise agreed in writing by such third party, which “third party networks” include, but are not limited to, certain wireless broadband networks contemplated as part of the transactions by and among Sprint, Clearwire, Google, Intel, Time Warner Cable, Comcast and Bright House Networks announced on or about May 7, 2008 or transactions related thereto (the “Contemplated Clearwire Networks”). Notwithstanding this exclusion, if and after such contemplated transactions have received all necessary regulatory approvals and are fully consummated, Sprint PCS agrees to work to facilitate a discussion among representatives of VMU and the owner/operator of such Contemplated Clearwire Networks with respect to whether there exists a mutually acceptable business relationship between VMU and such owner/operator, it being understood that Sprint PCS makes no representations whatsoever regarding the outcome of any such discussions. If, with respect to any such Contemplated Clearwire Networks, Sprint PCS undertakes activities that would otherwise trigger the thresholds described in subsection (A) of the

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definition of “Migration Start Date” and VMU is not given the opportunity to migrate its End users to such Contemplated Clearwire Networks consistent with Section 2.18 (it being understood that there is no express or implied obligation on Sprint PCS or any other party to provide or negotiate to provide any such opportunity other than its obligation to work to facilitate a discussion among representatives of VMU and the owner/operator of such Contemplated Clearwire Networks as set forth in the immediately preceding sentence), Sprint PCS will waive VMU’s obligations to exclusively use Sprint PCS’ Mobile Voice and Data Services as VMU’s wireless service offering to End Users (as described in Section 2.7.1) solely to the extent necessary for VMU to utilize third party network services that are the same or substantially similar in functionality to services then provided over the Contemplated Clearwire Networks.

3.	Section 2.5.1 (Customized Core Network Services) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

2.5.1. Customized Core Network Services

(a) If the requested Customized Service is within the then-existing capabilities of the Core Network, Sprint PCS will provide the Customized Service to VMU. VMU will pay for its use of the Customized Service pursuant to the applicable costs negotiated by the parties. VMU will also pay any Customized Service Costs, it being understood that for any component of the Customized Services that is a PCS Service priced in Schedule 1.0, Sprint PCS will charge VMU for that component of the Customized Service at such pricing listed in Schedule 1.0.

(b) If the requested Customized Service is not within the existing capabilities of the Core Network, then Sprint PCS may elect, in its discretion, to develop the requested Customized Service for VMU. If Sprint PCS elects to develop the Customized Service the costs will be borne as follows:

(i) Sprint PCS may initially indicate its desire to use the Customized Service and share the Implementation Costs. In such event Sprint PCS and VMU will split the Implementation Costs evenly. Thereafter, VMU’s price for Customized Service usage will be based on the costs negotiated by the parties and any Customized Service Costs. Jointly financed Customized Services will be available simultaneously to both Parties.

(ii) If Sprint PCS declines to indicate a desire to use the Customized Services, Sprint PCS may use the Customized Service for testing purposes but may not provide it to Customers. VMU will pay all Implementation Costs related to the Customized Service. VMU will also pay all Customized Service Costs.

(iii) Sprint PCS may, in its sole discretion, later elect to use a Customized Service that it initially did not indicate a desire to use. If VMU has paid the Implementation Costs related to a Customized Service under subsection (ii) above that Sprint PCS later elects to use, the allocation of Implementation Costs for such Customized Service will be split evenly as described in subsection (i) above and Sprint PCS will credit or refund VMU the appropriate amount of Implementation Costs previously paid by VMU. Thereafter, VMU’s cost for Customized Service usage will be based on the applicable costs negotiated by the parties.

(c) VMU may not obtain Core Network Services or Customized Service related to Core Network Services except from Sprint PCS.

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4.	Section 2.5.2(a) and Section 2.5.2(b) of the PCS Services Agreement are deleted in their entirety and replaced as follows:

(a) If the requested Customized Service is within the existing capabilities of the then existing Network-Connected Elements, Sprint PCS will provide the Customized Service to VMU. VMU will pay for its use of the Customized Service pursuant to the applicable costs negotiated by the parties. VMU will also pay any applicable Customized Service Costs.

(b) If the requested Network-Connected Customized Service is not within the capabilities of the then-existing Network-Connected Elements, then Sprint PCS may elect, in its discretion, to develop the requested Customized Service for VMU. If Sprint PCS elects to develop the Customized Service hereunder, costs will be as set forth in subsections (i) through (iii) of Section 2.5.1(b).

5.	Section 2.11 of the PCS Services Agreement is deleted in its entirety and replaced as follows:

2.11. Sale to Resellers

VMU will not, directly or indirectly (a) solicit, entertain or accept any offer of any reseller or (b) enter into any agreement or other arrangement, to sell or otherwise offer a reseller PCS Service, unless otherwise required by applicable law. PCS Service purchased by a reseller from VMU or its End Users does not contribute to VMU’s monthly MOU volume tier contained in Section 2.1 of Schedule 1.0 of this Agreement. The prohibitions set forth in this Section 2.11 include licensing or other similar arrangements whereby the wireless services provided under this Agreement are marketed and sold under the branding of a Person that is not VMU or its subsidiaries.

6.	Section 2.13(a) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

(a) If Sprint PCS enters into any agreements with any new Sprint PCS Service Provider Affiliates, Sprint PCS agrees to use commercially reasonable efforts to obtain the right to provision the PCS Service to VMU in such new service areas, it being recognized that such Sprint PCS Service Provider Affiliates may require separate written agreements with VMU.

7.	Section 2.13(d) of the PCS Services Agreement is amended to delete the reference to subsection (a).

8.	Section 2.18.1(b) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

(b) During the first 90 days following the Migration Start Date the parties will use commercially reasonable efforts to negotiate a mutually acceptable arrangement under which Sprint PCS would provide VMU with access to the Successor Network at levels of functionality that are the same or substantially similar to the levels of transmission functionality provided by Sprint PCS to its direct consumer customers over the Successor Network, it being understood that VMU would remain subject to continued VMU wireless exclusivity to Sprint PCS as set forth in Section 2.7.1. While the Parties will look to the then existing wireless service relationship as illustrative of a possible relationship with respect to such use of such Successor Network (including, but not limited to, the provisions related to pricing in Schedule 1.0), unless and until a binding definitive written agreement is entered, there will be no binding agreement between the parties nor will any discussion or course of conduct impose any obligation or liability on the Parties with respect to such arrangement. If, after expiration of such 90 day period, the parties are unable to reach a definitive written agreement VMU must, within 10 days following expiration of such 90 day period, elect to either (1) use the Successor Network as outlined in Section 2.18.1(c) below; or (2) terminate this Agreement as outlined in Section 2.18.1(d) below. VMU’s failure to make an election within the designated timeframe as required by this subsection (b) will be deemed to be an election to use the Successor Network as outlined in Section 2.18.1(c) below.

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9.	Section 2.18.1(c)(iii) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

(iii) As of the Migration Start Date, Sprint PCS will determine fixed rates for all PCS Services then provided to VMU pursuant to the applicable monthly MOU volume tier contained in Section 2.1 of Schedule 1.0 of this Agreement. During the Migration Period and thereafter, for use of the Sprint Network VMU will be charged at rates equal to the lesser of: (A) rates determined under Schedule 1.0 of this Agreement; or (B) fixed rates determined as set forth immediately above. All use of the Successor Network will be at fixed rates determined as of the Migration Start Date, as set forth above.

10.	Section 2.18.1(d)(ii) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

(ii) As of the Migration Start Date, Sprint PCS will determine fixed rates for all PCS Services then provided to VMU pursuant to the applicable monthly MOU volume tier contained in Section 2.1 of Schedule 1.0 of this Agreement. During the Migration Period and thereafter, for use of the Sprint Network VMU will be charged at rates equal to the lesser of: (A) rates determined under Schedule 1.0 of this Agreement; or (B) fixed rates determined as set forth immediately above.

11.	Section 2.18.2 of the PCS Services Agreement is amended to delete the phrase “derived from cost plus formulae”.

12.	Section 6.2 (Handset Handling Services) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

6.2. Handset Handling Services

VMU will be responsible for making its own arrangements to purchase compatible, Sprint PCS-certified and approved handsets from authorized manufacturers or handset fulfillment vendors as specified in the Operations Manual. Sprint PCS may, from time to time, offer to VMU the handset handling and logistics services set forth in the Operations Manual and VMU, if VMU uses those services, will pay for those services as negotiated by the Parties under commercially reasonable terms. Where permitted under contract and commercially reasonable, Sprint PCS will enable VMU to leverage Sprint PCS’ existing terms with equipment vendors. VMU will be solely responsible for all handset acquisition, handling and distribution. VMU will be responsible for making its own arrangements to purchase accessories from manufacturers selected by VMU and arrange for delivery of those accessories directly to VMU. Sprint PCS will not provide any handling or logistics services with respect to accessories unless expressly agreed by the Parties. Sprint PCS may, in its sole discretion, increase, decrease or discontinue the handset handling services that it provides to VMU, upon reasonable prior notice to VMU. Sprint PCS will not be responsible for the handsets except as otherwise provided in this Agreement. With respect to handset certification and approval services, Sprint PCS will not arbitrarily or capriciously discriminate against VMU and any disparate treatment will be based on Sprint PCS’ reasonable analysis of factors such as: projected volumes of sale of devices for which certification and approval is sought, prior performance against similar past projections, anticipated financial impact to Sprint PCS from sales of devices (and associated services) for which certification and approval is sought, technical and logistical constraints including capacity limitations and those Sprint PCS internal efforts that are given priority for reason of competitive advantage in the wireless industry, market differentiation, technology migration or replacement of deselected or malfunctioning devices.

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13.	Section 6 (Scope of PCS Service; Handset Handling; MIN Administration and Billing; Representation to End Users) of the PCS Services Agreement is amended to add the following new subsections 6.7, 6.8 and 6.9:

6.7 Control-Plane LBS

6.7.1 VMU Requirements

Sprint PCS’ obligation to provide Control-Plane LBS is subject to the parties mutually agreeing to a Work Order. Prior to Sprint PCS providing the Control-Plane LBS, VMU will be required to:

(a)	implement Sprint Data Services under the Agreement;

(b)	either develop or purchase from a third party one or more Control-Plane Location Applications;

(c)	have each Control-Plane Location Application certified (as further described in this Section below and in the Operations Manual) by Sprint PCS through the Work Order process described in the Operations Manual, at the cost determined therein;

(d)	request implementation, customization or interface development, as required, for each Control-Plane Location Application through the Work Order process, at the cost determined therein; and

(e)	provide Control-Plane Target Handsets to End Users for which VMU wishes to provide Control-Plane LBS.

Sprint PCS’ certification of a Control-Plane Location Application only includes Sprint PCS certifying that the application requests and obtains location information correctly as part of a Control-Plane Location Look-Up. VMU acknowledges that Sprint PCS will not certify the usefulness or effectiveness of a Control-Plane Location Application. Sprint PCS makes no warranties, express or implied, regarding any Control-Plane Location Application, specifically, all implied warranties are disclaimed, including any warranties of merchantability, fitness for a particular purpose, use, or non-infringement. No one is authorized to make any warranty regarding a Control-Plane Location Application on Sprint PCS’ behalf. Sprint is not liable to VMU for any damages, including special, indirect, incidental, exemplary, punitive or consequential damages, including loss of profits, related to or arising out of a Control-Plane Location Application or an End User’s use thereof. Further, VMU agrees that it will fully indemnify and defend Sprint PCS for any claims against Sprint PCS relating to a Control-Plane Location Application.

6.7.2 Control—Plane LBS

Once VMU has completed the prerequisites set forth in Section 6.7.1 (a) through (e) above, Sprint PCS will provide Control-Plane LBS described herein and in the Operations Manual. VMU must sign up End Users to use Control-Plane LBS and instruct them on how to access a Control-Plane Location Application from a Control-Plane Requesting Device. When an End User with a Control-Plane Requesting Device initiates a request for location information for a Control-Plane Target Handset, a Control-Plane Location Look Up will be performed, resulting

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in location information for the Control-Plane Target Handset being returned to the Control-Plane Requesting Device. Sprint PCS will charge VMU the rates set forth in Schedule 1.0 for Control-Plane Location Look-Ups. VMU must comply with the “Control-Plane LBS BMF Application Requirements” set forth in the Operations Manual.

6.8 User-Plane LBS

6.8.1 VMU Requirements

Sprint PCS’ obligation to provide User-Plane LBS is subject to the parties mutually agreeing to a Work Order. Prior to Sprint PCS providing the User-Plane LBS, VMU will be required to:

(a)	implement Sprint Data Services under the Agreement;

(b)	either develop or purchase from a third party one or more User-Plane Location Applications;

(c)	have each User-Plane Location Application certified (as further described in this Section below and in the Operations Manual) by Sprint PCS through the Work Order process described in the Operations Manual, at the cost determined therein;

(d)	request implementation, customization or interface development, as required, for each User-Plane Location Application through the Work Order process, at the cost determined therein; and

(e)	provide User-Plane Location Handsets to End Users for which VMU wishes to provide User-Plane LBS.

Sprint PCS’ certification of a User-Plane Location Application only includes Sprint PCS certifying that the application requests and obtains location information correctly as part of a User-Plane Location Look-Up. VMU acknowledges that Sprint PCS will not certify the usefulness or effectiveness of a User-Plane Location Application. Sprint PCS makes no warranties, express or implied, regarding any User-Plane Location Application, specifically, all implied warranties are disclaimed, including any warranties of merchantability, fitness for a particular purpose, use, or non-infringement. No one is authorized to make any warranty regarding a User-Plane Location Application on Sprint PCS’ behalf. Sprint PCS is not liable to VMU for any damages, including special, indirect, incidental, exemplary, punitive or consequential damages, including loss of profits, related to or arising out of a User-Plane Location Application or an End User’s use thereof. Further, VMU agrees that it will fully indemnify and defend Sprint PCS for any claims against Sprint PCS relating to a User-Plane Location Application.

6.8.2 User-Plane LBS

Once VMU has completed the prerequisites set forth in Section 6.8.1 (a) through (e) above, Sprint PCS will provide the User-Plane LBS described herein and in the Operations Manual. When an End User with a User-Plane Location Handset initiates a User-Plane Location Application on their handset, and the User-Plane Location Application requests location information from Sprint PCS’ User-Plane Location Platform, the User-Plane Location Platform will perform a User-Plane Location Look-Up and return the approximate location information to the User-Plane Location Application. Sprint PCS will charge VMU the rates set forth in Schedule 1.0 for User-Plane Location Look-Ups. User-Plane LBS will only apply to User-Plane Location Handset-initiated requests for location information.

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6.9 Network Coverage and Availability of Location Data

Notwithstanding anything in this Agreement to the contrary, VMU acknowledges that the nature of wireless communications is such that coverage and quality of services, including the generation and delivery of location data, can be affected by atmospheric, geographic, topographic or other conditions beyond Sprint PCS’ control and that interruption of services, unavailability of services due to coverage or capacity limitations, and unavailability of location data as it relates to this Agreement may occur in the transmission or attempted transmission of wireless services including, but not limited to, location services offered by VMU to its End Users. In consideration of the foregoing, VMU will market any location-based services (including, but not limited to, both User Plane LBS and Control Plane LBS) solely as a tool that may enhance End User’s wireless service and will include in its communications to End Users an appropriate disclosure of the nature of wireless telecommunications services and the affect it may have on location-based services.

14.	Section 7.1 (Payment of Charges) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

7.1 Payment of Charges

VMU is liable and will pay Sprint PCS for all charges associated with the use of the PCS Service by VMU, including all costs under a Work Order. VMU will pay to Sprint PCS the charges for the PCS Services listed in and computed as set forth in Schedule 1.0. Disputed charges are governed by the procedures set forth in Section 7.6. All charges under this Agreement are stated and are to be paid in US dollars.

15.	Section 7.2 (Airtime Pricing; 3G Data Transport Pricing; Transaction-Based Pricing) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

7.2 [Intentionally Deleted]

16.	Section 7.3 (Pricing for Customized Services) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

7.3 Pricing for Customized Services

VMU will pay for its use of the Customized Service pursuant to the applicable costs as negotiated by the parties under commercially reasonable terms. VMU will pay Sprint PCS all of the Customized Service Costs. VMU will pay Sprint PCS for all or a portion of the Implementation Costs related to Customized Services as described in Section 2.5. Sprint PCS may invoice VMU periodically for such charges as they are incurred.

17.	Section 7.6 (Disputed Charges) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

7.6. Disputed Charges

VMU may, in good faith, withhold payment of the disputed portion of any invoice until the dispute is resolved or deemed resolved under this Section 7.6, provided that VMU must pay the undisputed amount of any invoice. VMU may not withhold disputed amounts from subsequent amounts that become due. If VMU disputes its charges under this Agreement, then VMU must provide to Sprint PCS written notice of the disputed charges by the Due Date and a detailed explanation of the nature of the dispute within 60 days after the Due Date of the invoice on which the disputed amount first appears. If VMU fails to dispute charges within 60 days of the

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Due Date, VMU will be deemed to have waived any right to dispute such charges. Within 30 days of receipt of such explanation from VMU, Sprint PCS will provide VMU with its good faith determination regarding disputed charges and, if appropriate, will credit VMU’s account within the 30 day period. If Sprint PCS determines that all or part of VMU’s disputed charges were not disputed in good faith or that the basis of such dispute is not valid or is incorrect, Sprint PCS will provide VMU written notice of such determination and any amounts withheld by VMU will be due and owing under the terms of this Agreement within 10 days of receipt of Sprint PCS’ written determination. If VMU disagrees with such determination by Sprint PCS the matter will be resolved in accordance with the dispute resolution process described in Section 17 below.

18.	Section 9.2 (Roaming Services) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

9.2 Roaming Services

9.2.1. General

Sprint PCS will make Roaming available to VMU in areas in which Sprint PCS has a Roaming agreement on the terms and conditions contained in that agreement and the prices set forth in Schedule 1.0. VMU hereby acknowledges and agrees that Sprint PCS is not responsible for the billing practices, service charges or availability of Roaming provided by Roaming providers, and that Sprint PCS is not obligated to provide Roaming in areas in which Sprint PCS has not entered into Roaming agreements or loses its Roaming agreements. Manual Roaming may be available dependent on the arrangements established and the level of service provided by each Roaming provider.

9.2.2. Disputes Concerning Roaming Sprint PCS’ Charges and Other Terms and Provisions

If a material dispute concerning a Roaming provider’s charges or other terms and conditions occurs, Sprint PCS will process the dispute with the Roaming provider in accordance with Sprint PCS’ Roaming agreement. Roaming fraud is VMU’s responsibility.

9.2.3. Blocking Roaming

Until such time as VMU provides thirty (30) days prior notice of its request that Sprint cease blocking Roaming for all its End Users, Sprint shall remove all Roaming switches from the list of switches permitted to complete calls for VMU’s End Users. As a result of circumstances outside of Sprint’s control, however, a Roaming switch may at times complete a Roaming call for an End User(s). In such case, VMU will be liable for Roaming charges at the rates set forth in Schedule 1.0. Sprint may also request that VMU use commercially reasonable efforts to block Roaming on its Integrated Service Control Point (ISCP).

19.	Section 9.5 (Sprint PCS’ Reports to VMU) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

9.5 Sprint PCS’ Reports to VMU

Sprint PCS will provide to VMU the reports specified in the Operations Manual.

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20.	Section 10.2 (Procedure) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

10.2. Procedure

Audits under Section 10.1 will be conducted as follows: (a) the audited Party may require the auditing Party’s employees or agents to conduct the audit on the premises of the audited Party, (b) the audited Party may have an employee or representative present at all times during the audit, (c) the auditing Party will not have direct access to the audited Party’s computer database without the consent of the audited Party, and (d) the auditing Party may review only those specific records of the audited Party directly related to the obligations of the audited Party under this Agreement. Any representative or agent of a Party that participates in the audit may be required to execute and deliver a non-disclosure agreement in favor of the Party being audited. The audited Party will cooperate in good faith with the auditing Party. The auditing Party will pay all costs incurred by either Party in connection with those audits, including a reasonable charge for the services of any employee of the audited Party directly involved in the audit. The audited Party may have the results of any audit reviewed by the audited Party’s internal auditing staff or by the audited Party’s independent accountants who then audit the financial statements of the audited Party (“Independent Auditors”). The audited Party will bear all costs of an internal or Independent Auditors’ review. Following an audit, the audited Party must use its commercially reasonable efforts to correct promptly any deficiencies related to performance uncovered by an audit.

21.	Section 10.3 (Cost of Services Formulas) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

10.3. [Intentionally Deleted]

22.	Section 14 (Indemnification) of the PCS Services Agreement is amended to add the following new subsection 14.4:

14.4 VMU’s Location Based Service Indemnification

VMU agrees to defend, indemnify and hold Sprint PCS, the Sprint PCS Service Provider Affiliates, the Sprint PCS Affiliates, and their respective officers, directors, employees, agents, assignees and successors harmless against any loss, damage, expense, or cost, including reasonable attorneys’ fees arising out of any claim, demand, proceeding, or lawsuit by a third party (including, but not limited to, End User complaints) relating to or arising out of any location-based services VMU provides to End Users unless caused or alleged to have been caused by a fault or error attributable to Sprint PCS’ Control-Plane Location Platform or User-Plane Location Platform, or related to the performance, or lack thereof, of any Sprint PCS obligation.

23.	Section 15.3.2(iii) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

(iii) During the applicable Transition Period, the price protection clause set forth in Schedule 1.0 will no longer apply.

24.	Section 17(a) of the PCS Services Agreement is deleted in its entirety and replaced as follows:

(a) Upon written request of either Party (the “Resolution Request”), the Dispute shall be submitted for resolution to a dispute resolution team which shall be comprised of two representatives from each Party (the “Integrated Action Team”). The Integrated Action Team shall meet as often as necessary to gather and furnish to each Party all information with respect

Sprint PCS / Virgin Mobile USA Confidential Information	12

to the matter in issue, which is appropriate and germane for its resolution. The Integrated Action Team shall discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of further action relating thereto. During the course of such negotiation, all reasonable requests made by one Party to the other for non-privileged information reasonably related to this Agreement and the Dispute will be honored in order that such Party may be fully advised of the other’s position. The specific format for such discussions will be left to the discretion of the Integrated Action Team, but may include the preparation of agreed upon statements of fact or written statements of position furnished by each Party to the other.

25.	Schedule 1.0, Schedule 1.1, Schedule 1.2, Exhibit A, Exhibit B, Exhibit C and Exhibit D of the PCS Services Agreement are deleted in their entirety and replaced with Schedule 1.0 and Exhibit A attached to this Amendment.

26.	Schedule 2.2 (Sprint PCS Web Services) is amended to delete “Location Services” and its description.

27.	Schedule 8.0 of the PCS Services Agreement is deleted in its entirety.

28.	Except as specifically provided above, the PCS Services Agreement remains in effect in accordance with its terms.

Sprint PCS / Virgin Mobile USA Confidential Information	13

IN WITNESS HEREOF, the parties have executed this Amendment as of the dates indicated below.

SPRINT SPECTRUM L.P.		VIRGIN MOBILE USA, L.P. (formerly Virgin Mobile USA, LLC)

By:	/s/ Bill Esrey, Jr.	By:	/s/ Daniel H. Schulman

Name:	Bill Esrey, Jr.	Name:	Daniel H. Schulman

Title:	V.P. Customer Management-Wholesale	Title:	Chief Executive Officer

Date:		Date:

Sprint PCS / Virgin Mobile USA Confidential Information	14

Schedule 1.0

PCS Service Pricing

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